Exhibit 4.4

AMENDED AND RESTATED SUPPLEMENTAL SERVICING AGREEMENT

THIS AMENDED AND RESTATED SUPPLEMENTAL SERVICING AGREEMENT is made as of March 12, 2013 (this “Agreement”), among American Express Travel Related Services Company, Inc., a New York corporation (the “Servicer”), American Express Centurion Bank, a Utah industrial bank (“Centurion”), American Express Bank, FSB, a federal savings bank (“FSB,” and together with Centurion, the “Subservicers”), and American Express Receivables Financing Corporation VIII LLC, a Delaware limited liability company (“RFC VIII” or the “Transferor”).

RECITALS

WHEREAS, the Servicer and the Transferor are parties to the Amended and Restated Servicing Agreement, dated as of March 12, 2013 (as further amended and supplemented from time to time, the “Servicing Agreement”), among the Transferor, the Servicer, the American Express Issuance Trust II (the “Trust”) and The Bank of New York Mellon, as Indenture Trustee (in such capacity, the “Indenture Trustee”); and

WHEREAS, pursuant to the Servicing Agreement, the Servicer has agreed to service and administer, or cause to be serviced and administered, the Receivables; and

WHEREAS, the Transferor, the Servicer and the Subservicers entered into a Supplemental Servicing Agreement, dated as of October 24, 2012 (the “Original Supplemental Servicing Agreement”) to memorialize the terms on which the Servicer is compensated for servicing and administering the Receivables allocated to the Transferor Interest pursuant to the Servicing Agreement and the Indenture, dated as of October 24, 2012, among the Trust and the Indenture Trustee, as amended and restated by the Amended and Restated Indenture, dated as of March 12, 2013 (as so amended and restated and as further amended and supplemented from time to time, the “Indenture”), among the Trust and the Indenture Trustee; and

WHEREAS, subject to the terms and conditions of the Original Supplemental Servicing Agreement, the Servicer engaged the Subservicers to subservice and administer certain Receivables; and

WHEREAS, each Subservicer accepted such engagement and the rights, powers, duties, and obligations set forth in the Original Supplemental Servicing Agreement; and

WHEREAS, the parties hereto desire to amend and restate the Original Supplemental Servicing Agreement in its entirety.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and for other valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Servicer, the Subservicers, and the Transferor hereby agree as follows:

1. Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Servicing Agreement, a copy of which has been delivered by the Servicer to each Subservicer.

2. Servicing Compensation Relating to the Transferor Interest. As compensation for servicing and administering the Receivables allocated to the Transferor Interest pursuant to the Servicing Agreement and the Indenture, the Transferor shall pay to the Servicer, in immediately available funds on each Payment Date, a servicing fee in an amount equal to one-twelfth of the product of (i) 2% and (ii) the Transferor Amount as of the last day of the Monthly Period preceding such Payment Date.

3. Engagement of the Subservicers. Pursuant to Section 3.1 of the Servicing Agreement, the Servicer hereby engages (i) Centurion to subservice and administer the Receivables arising in the Accounts owned by Centurion (the “Centurion Receivables”) and (ii) FSB to subservice and administer the Receivables arising in the Accounts owned by FSB (the “FSB Receivables”). Each of Centurion and FSB has accepted such engagement under the Original Supplemental Servicing Agreement and hereby accepts such engagement under this Agreement.

4. Subservicing Fees. (a) As compensation for subservicing and administering the Centurion Receivables in accordance with this Agreement, the Servicer shall pay to Centurion, in immediately available funds on each Payment Date, a subservicing fee in an amount equal to $1,000 (the “Centurion Subservicing Fee”). As compensation for subservicing and administering the FSB Receivables in accordance with this Agreement, the Servicer shall pay to FSB, in immediately available funds on each Payment Date, a subservicing fee in an amount equal to $1,000 (the “FSB Subservicing Fee,” and together with the Centurion Subservicing Fee, the “Subservicing Fees”). Each Subservicing Fee may be adjusted from time to time to reflect such factors as the Servicer and the applicable Subservicer mutually agree will result in a Subservicing Fee determined to be fair consideration for the subservicing and administrative obligations performed by such Subservicer.

(b) Payment of the Subservicing Fees shall be independent of, and shall not be conditioned in any way on, the receipt by the Servicer of the Servicing Fee under the Servicing Agreement or the servicing compensation described in Section 2 of this Agreement.

5. Duties of the Subservicers. (a) As agent for the Servicer, each Subservicer shall take all actions reasonably requested by the Servicer to subservice and administer the applicable Receivables, to collect and deposit into the Collection Account, a Segregation Account or any other account payments due under such Receivables and to charge-off as uncollectible such Receivables, in each case in accordance with the Servicing Agreement, the applicable Account Agreements, the applicable Account Guidelines, and such Subservicer’s customary and usual servicing procedures for servicing credit or charge receivables comparable to such Receivables. As agent for the Servicer, each Subservicer shall have full power and authority, whether acting in its own name or on behalf of another and whether acting alone or through the Servicer, to do any and all things in connection with such subservicing and administration which it may deem necessary or desirable and which is permitted of the Servicer under the Servicing Agreement.

(b) No Subservicer shall be obligated to use separate servicing procedures, offices, employees, or accounts for subservicing the applicable Receivables from the procedures, offices, employees, and accounts used by such Subservicer in connection with servicing other comparable receivables. Each Subservicer may commingle Collections on the applicable Receivables to the extent permitted of the Servicer under the Servicing Agreement.

(c) The Servicer shall furnish each Subservicer with any files, records, or documents necessary or appropriate to enable such Subservicer to carry out its subservicing and administrative duties hereunder. Each Subservicer shall furnish the Servicer with any files, records, or documents necessary or appropriate to enable the Servicer to carry out its servicing and administrative duties under the Servicing Agreement.

(d) Each Subservicer shall pay out of its own funds, without reimbursement, all expenses incurred in connection with its subservicing activities hereunder.

(e) Each Subservicer shall duly satisfy all obligations on its part to be fulfilled under or in connection with each applicable Receivable and the related Account, will maintain in effect all qualifications required under Requirements of Law in order to subservice properly each applicable Receivable and the related Account, and will comply in all material respects with all other Requirements of Law in connection with subservicing each applicable Receivable and the related Account, the failure to comply with which would have an Adverse Effect.

(f) No Subservicer shall authorize any rescission or cancellation of any Receivable except in accordance with the applicable Account Guidelines or as ordered by a court of competent jurisdiction or other Governmental Authority.

(g) No Subservicer shall take any action which, or omit to take any action the omission of which, would impair the rights of the Trust or the Indenture Trustee in any Receivable. No Subservicer shall reschedule, revise, or defer payments due on any Receivable except in accordance with the applicable Account Guidelines, nor shall it sell any assets in the Trust.

(h) Except in connection with its enforcement or collection of an Account, no Subservicer shall take any action to cause any Receivable to be evidenced by any instrument (as defined in the UCC).

(i) As reasonably requested by the Servicer, each Subservicer shall (i) furnish the Servicer with true and complete copies of all reports, statements, certificates, notices, and other documents received or generated by such Subservicer in connection with its duties hereunder and (ii) cooperate with the Servicer in taking any and all actions which the Servicer deems necessary in order for it to satisfactorily perform its obligations under the Servicing Agreement. Nothing in this Agreement shall be construed as granting to a Subservicer any right or power with respect to the Receivables that is more expansive than that granted to the Servicer under the Servicing Agreement.

6. Reimbursement of the Servicer. Each Subservicer, severally and not jointly, shall reimburse the Servicer for any loss arising from a claim or demand (including any claim for damages and any demand to accept an assignment of Receivables) that is made against the Servicer under the Servicing Agreement and that arises from such Subservicer’s misconduct, negligence, or failure to abide by the terms of this Agreement (including provisions of the Servicing Agreement made applicable by this Agreement).

7. Representations, Warranties, and Covenants of the Parties. Each party, for and as to itself only, hereby makes the following representations, warranties, and covenants for the benefit of the other parties:

(a) Such party is and will remain a legal entity duly organized and validly existing in good standing under the laws of the jurisdiction of its organization. Such party has, in all material respects, full power and authority to own its properties and conduct its business as presently owned or conducted. Such party has and will have, in all material respects, full power and authority to execute, deliver, and perform its obligations under this Agreement.

(b) Such party is and will remain duly qualified to do business, is and will remain in good standing as a foreign entity (or is exempt from such requirements), and has obtained and will retain all necessary licenses and approvals, in each jurisdiction in which its obligations under this Agreement require such qualification, except where the failure to so qualify or obtain licenses or approvals would not have a material adverse effect on its ability to perform its obligations under this Agreement.

(c) Such party’s execution, delivery, and performance of this Agreement have been duly authorized by all necessary action on the part of such party.

(d) This Agreement constitutes a legal, valid, and binding obligation of such party, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, or other similar laws affecting creditors’ rights generally or by general principles of equity.

(e) The execution and delivery of this Agreement by such party, and the performance by such party of the transactions contemplated by this Agreement, and the fulfillment by such party of the terms hereof and thereof applicable to such party, will not conflict with, violate or result in any breach of any of the material terms and provisions of, or constitute (with or without notice or lapse of time or both) a material default under, any indenture, contract, agreement, mortgage, deed of trust, or other instrument to which such party is a party or by which it or its properties are bound.

(f) The execution and delivery of this Agreement by such party, the performance by such party of the transactions contemplated by this Agreement, and the fulfillment by such party of the terms hereof and thereof applicable to such party, will not conflict with or violate any Requirements of Law applicable to such party.

(g) There are no proceedings or investigations pending or, to the best knowledge of such party, threatened against such party before any Governmental Authority seeking to prevent the consummation of any of the transactions contemplated by this Agreement or seeking any determination or ruling that, in the reasonable judgment of such party, would materially and adversely affect the performance by such party of its obligations under this Agreement.

(h) All authorizations, consents, orders, or approvals of or registrations or declarations with any Governmental Authority required to be obtained, effected, or given by such party in connection with the execution and delivery of this Agreement by such party, and the performance of the transactions contemplated by this Agreement by such party, have been duly obtained, effected, or given and are and will remain in full force and effect.

8. Resignation or Termination of a Subservicer. A Subservicer may resign at any time upon at least 45 days prior written notice to the Servicer. The Servicer may terminate a Subservicer at any time upon at least 45 days prior written notice to such Subservicer. The Servicer also may terminate a Subservicer at any time without prior notice if (i) such Subservicer fails to perform its obligations hereunder or (ii) any event occurs which materially and adversely affects the ability of such Subservicer or the Servicer to collect the applicable Receivables, the ability of such Subservicer to perform its obligations hereunder, or the ability of the Servicer to perform its obligations under the Servicing Agreement.

9. Term. Except as provided in Section 8 of this Agreement, this Agreement shall continue in full force and effect until the earlier of (i) the termination of the Servicer under the Servicing Agreement or (ii) the termination of the Servicing Agreement.

10. Notices. All notices, requests, and other communications permitted or required hereunder shall be in writing and shall be delivered personally or mailed by certified mail, postage prepaid and return receipt requested, or by telex or facsimile as follows:

If to the Servicer, addressed to:

American Express Travel Related Services Company, Inc.

American Express Tower

World Financial Center

200 Vesey Street

New York, New York 10285

Attn: Treasurer (facsimile no. (212) 640-0405),

If to Centurion, addressed to:

American Express Centurion Bank

4315 South 2700 West

Salt Lake City, Utah 84184

Attn: President (facsimile no. (801) 945-4075),

If to FSB, addressed to

American Express Bank, FSB

4315 South 2700 West, 02-01-58

Salt Lake City, Utah 84184

Attn: President (facsimile no. (801) 945-4050), and

If to RFC VIII, addressed to:

American Express Receivables Financing Corporation VIII LLC

200 Vesey Street

31st Floor, Room 507C

New York, New York 10285

Attn: President (facsimile no. (212) 640-0404),

with a copy to American Express Travel Related Services Company, Inc., as administrator, 200 Vesey Street, New York, New York 10285, Attention: Treasurer (facsimile no. (212) 640-0405),

or to such other place within the United States of America as any party may designate as to itself by written notice to the other parties. All notices given by personal delivery or mail shall be effective on the date of actual receipt at the appropriate address. Notice given by telex or facsimile shall be effective upon actual receipt if received during the recipient’s normal business hours or the beginning of the next business day after receipt if received after the recipient’s normal business hours.

11. Non-Petition Covenant. The Servicer and each Subservicer hereby covenants and agrees that it will not at any time institute against any Transferor, or join in instituting against the Transferor, any case or proceeding under the United States Bankruptcy Code or any other bankruptcy, insolvency, or similar law.

12. Successors and Assigns. This Agreement shall be binding on the parties hereto and their respective successors and assigns; provided, however, that no Subservicer may assign any of its rights or delegate any of its duties hereunder without the prior written consent of the Servicer.

13. Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability of such provision in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

14. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

15. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS CONFLICTS OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS, AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

16. Captions. The captions in this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

17. Entire Agreement; Amendments; Waiver. This Agreement constitutes the entire agreement of the parties on the subject matter addressed herein and supersedes any other agreement of the parties on such subject matter. This Agreement may not be amended, and no rights hereunder may be waived, except by a written document signed by the duly authorized representatives of the parties. No waiver of any of the provisions of this Agreement shall be deemed to be or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

[The remainder of this page is left blank intentionally.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

AMERICAN EXPRESS TRAVEL RELATED SERVICES COMPANY, INC.

By:	/s/ David L. Yowan
	Name:	David L. Yowan
	Title:	Treasurer

AMERICAN EXPRESS CENTURION BANK

By:	/s/ Kevin L. Thompson
	Name:	Kevin L. Thompson
	Title:	Chief Financial Officer and Treasurer

AMERICAN EXPRESS BANK, FSB

By:	/s/ Denise D. Roberts
	Name:	Denise D. Roberts
	Title:	Chief Financial Officer and Treasurer

AMERICAN EXPRESS RECEIVABLES FINANCING CORPORATION VIII LLC

By:	/s/ Anderson Y. Lee
	Name:	Anderson Y. Lee
	Title:	Vice President and Treasurer

[Amended and Restated Supplemental Servicing Agreement]